EXHIBIT 99.1

STRATA Skin Sciences Announces Independent Study Published in the Journal of The European Academy of Dermatology and Venereology

Vitiligo Repigmentation Achieved in Five Treatments with XTRAC® Excimer Laser

HORSHAM, Pa. March 15, 2021 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. (“STRATA”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the publication of an independent study on the treatment of vitiligo using the Company’s XTRAC excimer laser. The study was conducted by a team of dermatologists in Japan and was approved by the Ethics Committee of Kansai Medical University Kori Hospital. The results of the study were published in the November 2020 issue of the Journal of The European Academy of Dermatology and Venereology.

The study results demonstrated that patients with refractory vitiligo achieved satisfactory repigmentation in five treatments, including those who were previously unresponsive to conventional treatments such as topical steroids, excimer light and narrowband UVB light. These patients were treated under a minimal blistering dose protocol using the XTRAC excimer laser, which provided better therapeutic effects with fewer treatments as compared to other UVB phototherapies. The study attributed better patient outcomes to XTRAC’s higher irradiation rate as compared to other available UVB phototherapies. In addition, the XTRAC treatments were well tolerated, and the use of a minimal blistering dose was shown to potentially reduce the number of treatment sessions required, thereby lessening the burden on patients and medical staff.

“We are delighted to see independent studies performed that continue to validate and highlight the efficacy of our XTRAC excimer laser in treating dermatologic diseases,” said Bob Moccia, President and Chief Executive Officer. “There is a large unmet need in Japan for the treatment of vitiligo, a devastating condition with limited treatment options. As we continue our focus on delivering our therapy solution to patients in Japan, we are encouraged by the positive results of this study to support our efforts; the data clearly demonstrate improved clinical outcomes with XTRAC treatments over the alternatives to treat vitiligo.”

Reference - Noborio, R., Nomura, Y., Nakamura, M., Nishida, E., Kiyohara, T., Tanizaki, H. and Morita, A. (2021), Efficacy of 308‐nm excimer laser treatment for refractory vitiligo: a case series of treatment based on the minimal blistering dose. J Eur Acad Dermatol Venereol.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 832 clinics, with a worldwide installed base of over 2,300 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

The Company has now introduced its Home by XTRAC™ business, leveraging in-house resources; including DTC advertising, in-house call center and its insurance reimbursement team to provide an at-home, insurance-reimbursed treatment option for patients with certain skin diseases that do not qualify for in-office treatments.

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, the Company’s ability to develop a business for home-based treatment of skin diseases, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the corona virus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:

Leigh Salvo
(415) 937-5404
ir@strataskin.com